EXHIBIT 99.1

Heat Biologics Appoints Dr. John Prendergast to Board of Directors

DURHAM, NC – April 25, 2016 – Heat Biologics, Inc. (“Heat”) (Nasdaq: HTBX), an immuno-oncology company developing novel therapies that activate a patient’s immune system against cancer, announced that the company has appointed John Prendergast, Ph.D., to its Board of Directors, effective April 21, 2016. Dr. Prendergast will replace Paul Belsky, M.D., who has served on Heat’s board since 2009.

“We are pleased to welcome Dr. Prendergast to Heat’s Board of Directors. He brings extensive industry experience in corporate development and finance, which are invaluable as we advance our programs through the clinic” stated Jeff Wolf, Heat’s Chief Executive Officer. “We are truly appreciative of Dr. Belsky’s excellent contributions to the company and wish him the best.”

Dr. Prendergast is co-founder of Palatin Technologies, Inc., a biopharmaceutical company developing targeted, receptor-specific peptide therapeutics for the treatment of diseases with significant unmet medical need and commercial potential. Dr. Prendergast has been Chairman of the Board of Palatin since June 2000 and a director since August 1996. Dr. Prendergast is a director and executive chairman of the board of directors of Antyra, Inc., a privately-held biopharmaceutical firm. He was previously a member of the board of the life science companies AVAX Technologies, Inc., Avigen, Inc. and MediciNova, Inc.

Dr. Prendergast received his M.Sc. and Ph.D. from the University of New South Wales, Sydney, Australia, did his post-doctoral fellowship in the Department of Biochemistry and Molecular Biology at Harvard University and received a C.S.S. in administration and management from Harvard University.

“I am excited to be joining Jeff and his team. The data generated thus far by the company’s platform technologies are impressive and I look forward to contributing to the future growth of the company,” said Dr. Prendergast.

About Heat Biologics, Inc.

Heat Biologics, Inc. (Nasdaq: HTBX) is an immuno-oncology company developing novel therapies that activate a patient’s immune system against cancer. Heat’s highly specific T cell-stimulating platform technologies, ImPACT and ComPACT, form the basis of its product candidates. These platforms, in combination with other therapies, such as checkpoint inhibitors, are designed to address three distinct but synergistic mechanisms of action: robust activation of CD8+ “killer” T cells (one of the human immune system’s most potent weapons against cancer); reversal of tumor-induced immune suppression; and T cell co-stimulation to further enhance patients’ immune response. Currently, Heat is conducting a Phase 2 trial with its HS-410 (vesigenurtacel-L) in patients with non-muscle invasive bladder cancer (NMIBC) and a Phase 1b trial with its HS-110 (viagenpumatucel-L) in combination with an anti-PD-1 checkpoint inhibitor to treat patients with non-small cell lung cancer (NSCLC). For more information, please visit www.heatbio.com.

Forward Looking Statements

This press release includes forward-looking statements on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and include statements regarding Dr. Prendergast’s contribution to our company and the potential of our ImPACT and ComPACT therapies. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including our ability to successfully integrate Dr. Prendergast into our company and the ability of our ImPACT and ComPACT therapies to perform as designed, the ability to enroll patients and to complete the clinical trials on time, the other factors described in our annual report on Form 10-K for the year ended December 31, 2015 and our other filings with the SEC. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

CONTACT:

Heat Biologics, Inc.

Jennifer Almond

Investor and Media Relations

919-240-7133

investorrelations@heatbio.com